Exhibit 3.1.14

CERTIFICATE OF INCORPORATION

OF

TFX North America Inc.

The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1 Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “General Corporation Law of the State of Delaware”), hereby states that;

FIRST: Name. The name of the corporation (hereinafter called the “Corporation”) is:

TFX North America Inc.

SECOND: Registered Office and Agent. The address of its registered office in the State of Delaware is 2711 Centerville Road, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: Purpose and Powers. The nature of the business and the objects or purposes to be transacted, promoted or carried on are:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is six thousand (6,000) shares, consisting of one thousand (1,000) shares of Voting Common Stock with a par value of $1.00 per share and five thousand (5,000) shares of Non-Voting Common Stock with a par value of $1.00 per share.

(a) The authorized shares of Voting Common Stock and Non-Voting Common Stock of the Corporation shall be identical in all respects except that only the holders of Voting Common Stock shall have voting rights, with each share of Voting Common Stock entitling the holder thereof to cast one vote for each outstanding share so held. The Non-Voting Common Stock shall not be entitled to voting rights unless expressly so provided by the Delaware General Corporation Law.

FIFTH: Incorporator. The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Patricia A. Gritzan	Centre Square West
1500 Market Street, 38th Floor
Philadelphia, Pennsylvania 19102

SIXTH: Liability of Stockholders. The stockholders shall not be personally liable for the payment of the debts of the Corporation.

SEVENTH: Liability of Directors. Except to the extent otherwise provided by the General Corporation Law of the State of Delaware, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

EIGHTH: Term. The Corporation is to have perpetual existence.

NINTH: Indemnification. To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director or officer or employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

TENTH: Bylaws. Except to the extent otherwise provided by the bylaws of the Corporation, the Board of Directors is expressly empowered to adopt, alter or repeal the bylaws of the Corporation.

ELEVENTH: Elections; Books of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. The books of the Corporation may be kept (subject to any requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

TWELFTH. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by law, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, does hereby make this Certificate of Incorporation, declaring and acknowledging that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29 day of May, 2002.

/s/ Patricia A. Gritzan
Patricia A. Gritzan, Incorporator